                          ADMINISTRATIVE SERVICES AGREEMENT


     This Agreement is made as of the 29th day of May, 1998, by and between THE RBB FUND, INC., a Maryland corporation (the "Fund"), and PROVIDENT DISTRIBUTORS, INC. ("PDI"), a Delaware corporation.

                                 W I T N E S S E T H

     WHEREAS, the Fund is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund wishes to retain PDI to provide certain administrative services to certain of its portfolios and classes of shares and PDI is willing to furnish such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT. The Fund hereby appoints PDI to provide certain administrative services to the classes of shares designated on Schedule A (the "Classes") for the period and on the terms set forth in this Agreement. PDI accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 6 of this Agreement. PDI agrees to comply with all relevant provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the 1940 Act, and applicable rules and regulations thereunder and any laws, rules and regulations of governmental authorities or self-regulatory organizations having jurisdiction with respect to the duties to be performed by PDI hereunder.

     2. SERVICES ON A CONTINUING BASIS. Subject to the supervision and direction of the Board of Directors of the Fund, PDI undertakes to perform the following administrative services for the Classes:

          (a) Making available office facilities, as requested by the Fund, (which may be in the offices of PDI or a corporate affiliate);

          (b) Furnishing data processing services, clerical services and certain internal quasi-legal, executive and administrative services;

          (c) Furnish an 800 telephone line for shareholder inquiries and otherwise assist in the preparation of shareholder communications and notices as requested by the Fund or the investment adviser to the relevant Classes (the "Investment Adviser").

          (d) Assisting in coordinating the preparation of reports to the Classes' shareholders of record and the Securities and Exchange Commission (the "SEC") including, but not limited to, proxy statements; annual, semi-annual and quarterly reports to Shareholders; annual and semi-annual reports on Form N-SAR; and post-effective amendments to the Fund's Registration Statement on Form N-1A (the "Registration Statement");

          (e) Assisting the Investment Adviser, at the Investment Adviser's request, in monitoring and developing compliance procedures which will include, among other matters, procedures to assist the Investment Adviser in monitoring compliance with the investment objective, policies, restrictions, tax matters and applicable laws and regulations that relate to the portfolio corresponding to a Class (a "Portfolio"); and

          (f) Acting as liaison between the Fund and the Fund's independent public accountants, counsel, custodian or custodians, transfer agent and administrator and taking all reasonable action in the performance of its obligations under this Agreement to assure that all necessary information is made available to each of them.

     In performing all services under this Agreement, PDI shall act in conformity with applicable law, the Fund's Articles of Incorporation and By-Laws, and all amendments thereto, and the Portfolio's investment objective, investment policies and other practices and policies set forth in the Fund's Registration Statement, as such Registration Statement and practices and policies may be amended from time to time.

     3. SUBCONTRACTORS. It is understood that PDI may from time to time employ or associate with itself such person or persons as PDI may believe to be particularly fitted to assist in the performance of this Agreement; provided, however, that the compensation of such person or persons shall be paid by PDI and that notwithstanding anything herein to the contrary PDI shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as PDI is for its own acts and omissions. Without limiting the generality of the foregoing, it is understood that PDI may enter into an agreement with Counsellors

Securities, Inc., PFPC Inc., any affiliate of PFPC Inc., or any other subcontractor that PDI deems appropriate, under which such institution will provide the Fund any or all of the services described herein.

     4. BOOKS AND RECORDS. In connection with the services provided under this Agreement, PDI shall maintain such books and records, as required by the Fund, of the Fund's reports or filings with a Portfolio's shareholders, the SEC authorities and other required reports and documents prepared, filed or distributed on behalf of the Fund.

     The books and records pertaining to the Fund or any Portfolio that are in the possession of PDI shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws and rules and regulations. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during PDI's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PDI to the Fund or the Fund's authorized representative at the Fund's expense.

     5. CONFIDENTIALITY. PDI agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund or any Portfolio and its prior, present or potential shareholders and relative to the Investment Adviser and its prior, present or potential customers, except, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where PDI may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

     6.   RIGHT TO RECEIVE ADVICE.

          (a) ADVICE OF FUND. If PDI is in doubt as to any action to be taken or omitted by it, it may request, and shall receive, directions or advice from the Fund.

          (b) ADVICE OF COUNSEL. If PDI is in doubt as to any question of law involved in any action to be taken or omitted by PDI, it may request advice at its own cost from counsel of its own choosing (who may be counsel for the Investment Adviser, the Fund or PDI, at the option of PDI).

          (c) CONFLICTING ADVICE. In case of conflict between directions or advice received by PDI pursuant to subsection (a) of this paragraph and advice received by PDI pursuant to subsection (b) of this paragraph, PDI shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

          (d) PROTECTION OF PDI. PDI shall be protected in any action or inaction which it takes in reliance on any directions or advice received pursuant to subsections (a) or (b) of this paragraph which PDI, after receipt of any such directions or advice in good faith believes to be consistent with such directions or advice. However, nothing in this paragraph shall be construed as imposing upon PDI any obligation (i) to seek such directions or advice or (ii) to act in accordance with such directions or advice when received. Nothing in this subsection shall excuse PDI when an action or omission on the part of PDI constitutes willful misfeasance, bad faith, negligence or reckless disregard by PDI of its duties under this Agreement.

     7. COMPENSATION. As consideration for services rendered by PDI during the term of and pursuant to this Agreement, the Fund will pay PDI on the first business day of each month a fee for the previous month, calculated daily. The Fund will also reimburse PDI for its out-of-pocket expenses incurred on behalf of the Fund, including but not limited to, postage, telephone, telex and Federal Express charges. The annual fee shall be .15% of the average daily net assets (exclusive of out-of-pocket expenses) of the Portfolio for which the services hereunder are being performed. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to PDI, the value of the Portfolio's net assets shall be computed at the times and in the manner specified in the Fund's Prospectus and Statement of Additional Information as from time to time in effect. The annual fee paid to PDI hereunder may be amended upon terms as may be specifically agreed to in writing from time to time by the Fund and PDI.

     8. INDEMNIFICATION. The Fund agrees to indemnify and hold harmless PDI and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under federal securities and commodities laws and any state and foreign securities and Blue Sky laws, all as or to be amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action or thing which PDI takes or does or omits to take or do pursuant to the terms of this Agreement or otherwise at the request or on the direction of or in reliance on the advice of the Fund, provided, that neither PDI nor any of its nominees shall be indemnified against any liability to the Fund or to its Shareholders (or any expenses incident to such liability) arising out of PDI's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

     9. RESPONSIBILITY OF PDI. PDI shall be under no duty to take any action on behalf of the Fund, except as specifically set forth herein or as may be specifically agreed to by PDI in writing. In the performance of its duties hereunder, PDI shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement.

     PDI shall be responsible for its own negligent failure to perform its duties under this Agreement. Without limiting the generality of the foregoing or of any other provision of this Agreement, PDI in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (a) the validity or invalidity or authority or lack thereof of any notice or other instrument which conforms to the applicable requirements of this Agreement, and which PDI reasonably believes to be genuine; or (b) delays or errors or loss of data occurring by reason of circumstances beyond PDI's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

     10. DURATION AND TERMINATION. This Agreement shall become effective at the close of regular trading on the New York Stock Exchange on the date hereof and shall continue until terminated by the Fund or PDI on 60 days' prior written notice to the other party.

     11. NOTICES. All notices and other communications hereunder (collectively referred to as "Notice" or "Notices" in this Paragraph), shall be in writing or by confirming telegram, Cable, telex or facsimile sending device. Notices shall be addressed (a) if to PDI at PDI's address, Four Falls Corporate Center, 6th Floor, West Conshohocken, Pennsylvania 19428; (b) if to the Fund, at the address of the Fund; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication. If the location of the sender of a Notice or other communication and the address of the addressee thereof are, at the time of sending more than 100 miles apart, the Notice may be mailed, in which case it shall be deemed to have been given three days after it is sent, or if sent by confirming telegram, cable, telex, or facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

     12. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

     13. AMENDMENTS. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

     14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties thereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Pennsylvania and governed by Pennsylvania law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.


                                   THE RBB FUND, INC.



                                   By: /s/ Edward J. Roach
                                      --------------------

                                      Title:



                                   PROVIDENT DISTRIBUTORS, INC.



                                   By: /s/ Monroe Haegele
                                      -------------------

                                      Title:

                                      SCHEDULE A



The Administrative Services Agreement applies to the following share classes of The RBB Fund, Inc.:


n/i Micro Cap Fund, n/i Growth Fund, n/i Growth and Value Fund and n/i Larger Cap Value Fund;
(Classes FF, GG, HH, and XX)


Boston Partners Large Cap Fund, Boston Partners Mid Cap Fund, Boston Partners Bond Fund and Boston Partners Micro Cap Fund; (Institutional Classes - Classes QQ, UU, VV, and DDD)


BEA International Equity Fund, BEA Emerging Markets Equity Fund, BEA U.S. Core Equity Fund, BEA Balanced Fund, BEA U.S. Core Fixed Income Fund, BEA Strategic Global Fixed Income Fund, BEA High Yield Fund, BEA Municipal Bond Fund, BEA Short Duration Fund, BEA Long-Short Market Neutral Fund, BEA Long-Short Equity Fund, and BEA Select Economic Value Equity Fund;
(Institutional Classes - Classes T, V, X, BB, Y, Z, U, AA, CC, ZZ, BBB, and FFF)


Schneider Capital Management Value Fund; (Class YY)